EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-11, and the related Prospectus of United Development Funding III, L.P. for the registration of 17,500,000 limited partnership units and to inclusion therein of our report dated April 24, 2008, with respect to the consolidated financial statements of UMTH Land Development, L.P. as of December 31, 2007 and 2006 and for the years then ended, filed with the Securities and Exchange Commission.
/s/ Whitley Penn LLP
Dallas, Texas
April 29, 2008